Gemini Fund Services, LLC

150 Motor Parkway

Hauppauge, NY 11788

November 13, 2003

AdvisorOne Funds

Attn: W. Patrick Clarke, President

4020 South 147 Street

Omaha, NE 68137

Custody Administration Agreement

Dear Mr. Clarke:

This will confirm the understanding and agreement (the “Agreement”) between the AdvisorOne Funds (the “Funds”) and Gemini Fund Services, LLC (“GFS"), (collectively, the “Parties”), with respect to GFS' provision of custody administration services (as "Custody Administrator") to the Funds.

1.

GFS is a Nebraska limited liability company and is in the business of providing services to, among others, investment companies registered under the Investment Company Act of 1940, as amended (the “Act”).

2.

The Funds have engaged First National Bank of Omaha ("FNBO") as their custodian pursuant to a separate written custodial agreement that has been provided to GFS (the “Custody Agreement”) and the Funds hereby retain GFS to provide certain custodial administrative services.

3.

GFS does not qualify as a custodian pursuant to the Act and is not providing custody services pursuant to the terms of this Agreement.  GFS, however, is in a position to provide services related to the custody arrangement between FNBO and the Funds, and shall (i) provide the custody administration services outlined in Schedule A attached hereto, as may be amended by the Parties from time to time, and (ii) arrange for the billing and collection of all fees with respect to all custodial services provided by the Funds.  The services described on Schedule A are not intended to be, and do not, rise to the level of custodial services and no inference to the contrary shall be drawn therefrom.

4.

GFS shall ensure all fees and expenses of the Funds under the Custody Agreement are promptly paid.  All fees and expenses paid by GFS must be approved by an officer of the Funds prior to payment.  For services provided hereunder, the Funds shall pay GFS a fee as set forth on Schedule B.  The fees shall be paid to GFS at the same time the fees are paid to FNBO under the Custody Agreement.

5.

This Agreement shall commence and remain in effect for the term of the Custody  Agreement; however, the Funds Board of Trustees may elect to terminate this Agreement at any time upon 60 days written notice to GFS.

6.

The Parties each represent, respectively, that they have authority to enter into this Agreement and that the execution hereof is validly authorized by all necessary action on the part of the Funds and GFS.

7.

In connection with execution and performance of this Agreement, the Funds and GFS understand and agree that neither shall be deemed to be an agent or employee of the other party.

8.

GFS shall perform all its services hereunder in a prompt and responsible manner and shall perform its services according to industry standards.  Each party shall be liable to the other for its own acts or omissions; however, neither shall be liable to the other for any special, consequential, or indirect damages, regardless of the form of action or the nature of the claim.

9.

Notices given pursuant to this Agreement shall be (a) in writing, (b) deemed to have been given upon receipt, including receipt by facsimile, and (c) sent to GFS at its address written above to the attention of Kevin P. Meehan, President and to the Funds at its address written above to the attention of W. Patrick Clarke, President, or such other address as either party may specify in a written notice.

10.

Neither the Funds nor GFS shall use the other party’s name in any advertisement, promotion, promotional materials, news articles, press releases, or any other written documents of any kind intended for external use, without the express prior written consent of the other party.

11.

The Parties shall treat all proprietary information of the other party as confidential, safeguard such information it in the same way that it safeguards its own confidential information and shall not authorize the disclosure of the same without the consent of the other party.

12.

It is agreed that; (a) this Agreement will be governed by and construed in accordance with the laws of the State of Nebraska,  (b) this Agreement, together with its schedules constitutes the entire understanding between the Funds and GFS on the subject matter hereof; (c) no waiver or modification of the terms hereof shall be valid unless in writing and signed by both the Funds and GFS; (d) this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; including in the case of the Funds any entity with which, or into which, the Funds may merge, or any entity acquiring all, or substantially all, of the assets of the Funds; (e) this Agreement shall not be assignable by either party without the prior written consent of the other party, except pursuant to subsection (d) hereof; and (f) this Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

Please indicate your agreement to the terms of this Agreement by signing one copy in the space provided and returning it to the undersigned.

GEMINI FUND SERVICES, LLC

By:

/s/ Kevin P Meehan

Name:

Kevin P. Meehan

Title:

President

ADVISORONE FUNDS

/s/ W. Patrick Clarke

Name: W. Patrick Clarke

Title: President

SCHEDULE A

Custody Administration Services

As Custody Administrator, GFS shall:

a)

input and verify portfolio trades

b)

monitor pending and failed security trades

c)

coordinate communications between brokers and Funds to resolve any operation problems

d)

advise the Trust of any corporate action information, address and follow up on any dividend or interest discrepancies

e)

process the Trusts’ expenses

f)

interface with the accounting services provider and the transfer agent to research and resolve Custody cash problems

g)

provide daily and monthly reports

h)

affirm portfolio trades

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SCHEDULE B

Fee Schedule

Asset-Based Charges

Charges will be based on total AdvisorOne assets, not on a per account basis

MARKET VALUE	ANNUAL RATE

0 - $100,000,000.0075%
$100,000,000 - $300,000,000.005%
Excess over $300,000,000.0025%

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